Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY HIRES RICK MOURGLIA AS SR. VICE PRESIDENT LAND AND GENERAL COUNSEL

Houston, TX, August 4, 2008, Dune Energy, Inc. (AMEX-DNE) announced it has hired Richard H. Mourglia as Sr. Vice President Land and Corporate General Counsel effective August 1, 2008. Mr. Mourglia began his career as a landman including heading his own company from 1984 to 1990. He received his law degree in 1990 from South Texas College of Law. From 1990 to the present he has worked with major legal firms on oil and gas transactional matters. Mr. Mourglia received his BBA in Finance from the University of Texas at Austin.

In addition, Mr. Rick Castagno has been promoted to Vice President, Reservoir Engineering and Development Geology. Mr. Castagno will report to Hal Bettis, Executive Vice President and Chief Operating Officer. Mr. James Gagliardi, Sr. Vice President Exploration will now focus his full attention on developing deeper pool tests and subsalt wells around several of the company’s major salt dome fields. Mr. Bettis, Mourglia and Gagliardi will all report to Mr. Watt, President and CEO of the company.

As part of the company’s shareholder approved 2007 stock incentive program grants totaling almost 3 million shares were provided to all employees. These grants are designed to align employees’ financial interests with those of the shareholders. The grant shares vest over 3 years. As detailed in the 8-K of this same date, as part of this program, Mr. Gaines and Mr. Watt received a grant of 314,000 shares each, Mr. Bettis and Mr. Smith received a grant of 149,000 shares each and Mr. Mourglia received 129,000 shares. Each non management board member received 35,000 shares.

James A. Watt commented “We are excited to have Rick join the Dune team. Mr. Bettis and his team will focus on our major exploitative and development opportunities within our existing fields. Mr. Gagliardi will refine the technical details of several deep drilling opportunities along with developing new prospects. Mr. Mourglia will create the partnership structures to implement our planned drilling programs. Our technical team is highly experienced in all areas of exploration, exploitation, production and drilling within the Gulf Coast and work together using these talents to create shareholder value.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300